Table of Contents

File No. 024-______________

As filed with the Securities and Exchange Commission on March 7, 2021

PART II - INFORMATION REQUIRED IN OFFERING CIRCULAR

Preliminary Offering Circular dated March 7, 2021

An offering statement pursuant to Regulation A relating to these securities has been filed with the United States Securities and Exchange Commission (the “SEC”). Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the SEC is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the offering statement in which such Final Offering Circular was filed may be obtained.

OFFERING CIRCULAR

Zicix Corporation

500,000,000 Shares of Common Stock

By this Offering Circular, Zicix Corporation, a Nevada corporation, is offering for sale a maximum of 1,000,000,000 shares of its common stock (the “Offered Shares”), at a fixed price of $_____[0.002-0.005] per share, pursuant to Tier 1 of Regulation A of the United States Securities and Exchange Commission (the “SEC”). A minimum purchase of $5,000 of the Offered Shares is required in this offering; any additional purchase must be in an amount of at least $1,000. This offering is being conducted on a best-efforts basis, which means that there is no minimum number of Offered Shares that must be sold by us for this offering to close; thus, we may receive no or minimal proceeds from this offering. All proceeds from this offering will become immediately available to us and may be used as they are accepted. Purchasers of the Offered Shares will not be entitled to a refund and could lose their entire investments. Please see the “Risk Factors” section, beginning on page 4, for a discussion of the risks associated with a purchase of the Offered Shares.

We estimate that this offering will commence on or around April 15, 2022; this offering will terminate at the earliest of (a) the date on which the maximum offering has been sold, (b) the date which is one year from this offering being qualified by the SEC or (c) the date on which this offering is earlier terminated by us, in our sole discretion. (See “Plan of Distribution”).

Title of Securities Offered	Number of Shares	Price to Public		Commissions (1)	Proceeds to Company (2)
Common Stock	500,000,000	$	[0.002-0.005]	$0	$	[1,000,000-2,500,000]

(1)	We may offer the Offered Shares through registered broker-dealers and we may pay finders. However, information as to any such broker-dealer or finder shall be disclosed in an amendment to this Offering Circular.
(2)	Does not account for the payment of expenses of this offering estimated at $15,000. See “Plan of Distribution.”

Our common stock is quoted in the over-the-counter under the symbol “ZICX” in the OTC Pink marketplace of OTC Link. On March 4, 2022, the closing price of our common stock was $0.0035 per share.

Investing in the Offered Shares is speculative and involves substantial risks, including the superior voting rights of our outstanding shares of Series A Preferred Stock, which precludes current and future owners of our common stock, including the Offered Shares, from influencing any corporate decision. The Series A Preferred Stock has the following voting rights: each share of Series A Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of our shareholders. Our Chief Executive and a Director, as the beneficial owner of all outstanding shares of the Series A Preferred Stock, will, therefore, be able to control the management and affairs of our company, as well as matters requiring the approval by our shareholders, including the election of directors, any merger, consolidation or sale of all or substantially all of our assets, and any other significant corporate transaction. (See “Risk Factors—Risks Related to a Purchase of the Offered Shares”).

THE SEC DOES NOT PASS UPON THE MERITS OF, OR GIVE ITS APPROVAL TO, ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE SEC. HOWEVER, THE SEC HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

The use of projections or forecasts in this offering is prohibited. No person is permitted to make any oral or written predictions about the benefits you will receive from an investment in Offered Shares.

No sale may be made to you in this offering if you do not satisfy the investor suitability standards described in this Offering Circular under “Plan of Distribution-State Law Exemption” and “Offerings to Qualified Purchasers-Investor Suitability Standards” (page __). Before making any representation that you satisfy the established investor suitability standards, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

This Offering Circular follows the disclosure format of Form S-1, pursuant to the General Instructions of Part II(a)(1)(ii) of Form 1-A.

The date of this Offering Circular is ______, 2022.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The information contained in this Offering Circular includes some statements that are not historical and that are considered forward-looking statements. Such forward-looking statements include, but are not limited to, statements regarding our development plans for our business; our strategies and business outlook; anticipated development of our company; and various other matters (including contingent liabilities and obligations and changes in accounting policies, standards and interpretations). These forward-looking statements express our expectations, hopes, beliefs and intentions regarding the future. In addition, without limiting the foregoing, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words anticipates, believes, continue, could, estimates, expects, intends, may, might, plans, possible, potential, predicts, projects, seeks, should, will, would and similar expressions and variations, or comparable terminology, or the negatives of any of the foregoing, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this Offering Circular are based on current expectations and beliefs concerning future developments that are difficult to predict. We cannot guarantee future performance, or that future developments affecting our company will be as currently anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements.

All forward-looking statements attributable to us are expressly qualified in their entirety by these risks and uncertainties. These risks and uncertainties, along with others, are also described below in the Risk Factors section. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. You should not place undue reliance on any forward-looking statements and should not make an investment decision based solely on these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

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OFFERING CIRCULAR SUMMARY

The following summary highlights material information contained in this Offering Circular. This summary does not contain all of the information you should consider before purchasing our common stock. Before making an investment decision, you should read this Offering Circular carefully, including the Risk Factors section and the unaudited consolidated financial statements and the notes thereto. Unless otherwise indicated, the terms we, us and our refer and relate to Zicix Corporation, a Nevada corporation, including its subsidiaries: SmartCard Inc. and Marketing Digest, Inc.

Our Company

Our company was incorporated in Nevada on February 29, 1979, under the name “Bederra Corporation.” On January 24, 2011, our corporate name changed to ZICIX Corporation.

In September 2018, we completed the acquisition of Marketing Digest, Inc. (“Marketing Digest”) and appointed its management to remain in place and continue daily management of coupon redemptions, using currently configured software and other operational procedures.

In November 2019, we acquired SmartCard Inc., a wholly-owned subsidiary of our company, which is in the final stage of development of the ZICIX Coupon App. The ZICIX Coupon App is a subscriber-based application allowing users to save money on products and services from member merchants and suppliers instantly with mobile coupons, using their desktops and/or mobile devices, including smart phones. No coupon printing is required. We expect that the ZICIX Coupon App will generate revenues using technology to process and complete transactions with reduced overhead and a minimal cost for handling. (See “Business”).

Offering Summary

Securities Offered	500,000,000 shares of common stock, par value $0.001 (the Offered Shares).
Offering Price	$_____[0.002-0.005] per Offered Share.
Shares Outstanding Before This Offering	688,281,004 shares issued and outstanding as of the date hereof.
Shares Outstanding After This Offering	1,188,281,004 shares issued and outstanding, assuming the sale of all of the Offered Shares hereunder.
Minimum Number of Shares to Be Sold in This Offering	None
Disparate Voting Rights	Our outstanding shares of Series A Preferred Stock possesses superior voting rights, which preclude current and future owners of our common stock, including the Offered Shares, from influencing any corporate decision. The Series A Preferred Stock has the following voting rights: each share of Series A Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of our shareholders. Our Chief Executive Officer and a Director, William A. Petty, as the owner of all outstanding shares of the Series A Preferred Stock, will, therefore, be able to control the management and affairs of our company, as well as matters requiring the approval by our shareholders, including the election of directors, any merger, consolidation or sale of all or substantially all of our assets, and any other significant corporate transaction. (See “Risk Factors—Risks Related to a Purchase of the Offered Shares,” “Description of Securities—Series A Preferred Stock,” “Security Ownership of Certain Beneficial Owners and Management” and “Certain Relationships and Related Transactions”).
Investor Suitability Standards	The Offered Shares may only be purchased by investors residing in a state in which this Offering Circular is duly qualified who have either (a) a minimum annual gross income of $70,000 and a minimum net worth of $70,000, exclusive of automobile, home and home furnishings, or (b) a minimum net worth of $250,000, exclusive of automobile, home and home furnishings.
Market for our Common Stock	Our common stock is quoted in the over-the-counter market under the symbol “ZICX” in the OTC Pink marketplace of OTC Link.

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Termination of this Offering	This offering will terminate at the earliest of (a) the date on which the maximum offering has been sold, (b) the date which is one year from this offering circular being qualified by the SEC and (c) the date on which this offering is earlier terminated by us, in our sole discretion.
Use of Proceeds	We will apply the proceeds of this offering for marketing, acquisitions, general and administrative expenses and working capital. (See “Use of Proceeds”).
Risk Factors	An investment in the Offered Shares involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investments. You should carefully consider the information included in the Risk Factors section of this Offering Circular, as well as the other information contained in this Offering Circular, prior to making an investment decision regarding the Offered Shares.
Corporate Information	Our principal executive offices are located at 14439 NW Military Highway, San Antonio, Texas 78231; our telephone number is (210) 913,5093; our corporate website is located at www.ZicixGroup.com. No information found on our company’s website is part of this Offering Circular.

Continuing Reporting Requirements Under Regulation A

As a Tier 1 issuer under Regulation A, we will be required to file with the SEC a Form 1-Z (Exit Report Under Regulation A) upon the termination of this offering. We will not be required to file any other reports with the SEC following this offering.

However, during the pendency of this offering and following this offering, we intend to file quarterly and annual financial reports and other supplemental reports with OTC Markets, which will be available at www.otcmarkets.com.

All of our future periodic reports, whether filed with OTC Markets or the SEC, will not be required to include the same information as analogous reports required to be filed by companies whose securities are listed on the NYSE or NASDAQ, for example.

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RISK FACTORS

An investment in the Offered Shares involves substantial risks. You should carefully consider the following risk factors, in addition to the other information contained in this Offering Circular, before purchasing any of the Offered Shares. The occurrence of any of the following risks might cause you to lose a significant part of your investment. The risks and uncertainties discussed below are not the only ones we face, but do represent those risks and uncertainties that we believe are most significant to our business, operating results, prospects and financial condition. Some statements in this Offering Circular, including statements in the following risk factors, constitute forward-looking statements. (See “Cautionary Statement Regarding Forward-Looking Statements”).

Risks Associated with the COVID-19 Pandemic

It is possible that the Coronavirus (“COVID-19”) pandemic could cause long-lasting stock market volatility and weakness, as well as long-lasting recessionary effects on the United States and/or global economies. Should the negative economic impact caused by the COVID-19 pandemic result in continuing long-term economic weakness in the United States and/or globally, our ability to expand our business would be severely negatively impacted. It is possible that our company would not be able to sustain during any such long-term economic weakness.

Risks Related to Our Company

We have incurred losses in prior periods, and losses in the future could cause the quoted price of our common stock to decline or have a material adverse effect on our financial condition, our ability to pay our debts as they become due, and on our cash flows. We have incurred losses in prior periods. For the nine months ended September 30, 2021, we incurred a net loss of $28,120 (unaudited) and, as of that date, we had an accumulated deficit of $1,713,583 (unaudited). For the year ended December 31, 2020, we incurred a net loss of $63,457 (unaudited) and, as of that date, we had an accumulated deficit of $1,703,463 (unaudited). Any losses in the future could cause the quoted price of our common stock to decline or have a material adverse effect on our financial condition, our ability to pay our debts as they become due, and on our cash flows.

There is doubt about our ability to continue as a viable business. We have not earned a profit from our operations during recent financial periods. There is no assurance that we will ever earn a profit from our operations in future financial periods.

We may be unable to obtain sufficient capital to implement our full plan of business. Currently, we do not have sufficient financial resources with which to establish our new business strategies. There is no assurance that we will be able to obtain sources of financing, including in this offering, in order to satisfy our working capital needs.

We do not have a successful operating history. For the year ended December 31, 2020, and the nine months ended September 30, 2021, we generated a net loss from operations, which makes an investment in the Offered Shares speculative in nature. Because of this lack of operating success, it is difficult to forecast our future operating results. Additionally, our operations will be subject to risks inherent in the implementation of new business strategies, including, among other factors, efficiently deploying our capital, developing and implementing our marketing campaigns and strategies and developing greater awareness. Our performance and business prospects will suffer if we are unable to overcome the following challenges, among others:

•	our dependence upon external sources for the financing of our operations, particularly given that there are concerns about our ability to continue as a going concern;
•	our ability to execute our business strategies;
•	our ability to manage our expansion, growth and operating expenses;
•	our ability to finance our business;
•	our ability to compete and succeed in highly a competitive industry; and
•	future geopolitical events and economic crisis.

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There are risks and uncertainties encountered by under-capitalized companies. As an under-capitalized company, we are unable to offer assurance that we will be able to overcome our lack of capital, among other challenges.

We may not be successful in establishing our Zicix Coupon App business model. We are unable to offer assurance that we will be successful in establishing our Zicix Coupon App business model. Should we fail to do so, you can expect to lose your entire investment in the Offered Shares.

We may never earn a profit in future financial periods. Because we lack a successful operating history, we are unable to offer assurance that we will ever earn a profit in future financial periods.

If we are unable to manage future expansion effectively, our business may be adversely impacted. In the future, we may experience rapid growth in our operations, which could place a significant strain on our company’s infrastructure, in general, and our internal controls and other managerial, operating and financial resources, in particular. If we are unable to manage future expansion effectively, our business would be harmed. There is, of course, no assurance that we will enjoy rapid development in our business.

We currently depend on the efforts of our Chief Executive Officer; the loss of this executive officer could disrupt our operations and adversely affect the further development of our business. Our success in establishing and implementing our business strategies will depend, primarily, on the continued service of our Chief Executive Officer, William A. Petty. The loss of service of Mr. Petty, for any reason, could seriously impair our ability to execute our business plan, which could have a materially adverse effect on our business and future results of operations. We have entered into an employment agreement with Mr. Petty. (See “Executive Compensation—Employment Agreements”). We have not purchased any key-man life insurance.

If we are unable to recruit and retain key personnel, our business may be harmed. If we are unable to attract and retain key personnel, our business may be harmed. Our failure to enable the effective transfer of knowledge and facilitate smooth transitions with regard to our key employees could adversely affect our long-term strategic planning and execution.

Our Zicix Coupon App business strategies are not based on independent market studies. We have not commissioned any independent market studies with respect to the coupon redemption industry. Rather, our plans for implementing our Zicix Coupon App business and achieving profitability are based on the experience, judgment and assumptions of our management. If these assumptions prove to be incorrect, we may not be successful in establishing our business.

Our Board of Directors may change our policies without shareholder approval. Our policies, including any policies with respect to investments, leverage, financing, growth, debt and capitalization, will be determined by our Board of Directors or officers to whom our Board of Directors delegates such authority. Our Board of Directors will also establish the amount of any dividends or other distributions that we may pay to our shareholders. Our Board of Directors or officers to which such decisions are delegated will have the ability to amend or revise these and our other policies at any time without shareholder vote. Accordingly, our shareholders will not be entitled to approve changes in our policies, which policy changes may have a material adverse effect on our financial condition and results of operations.

Risks Related to Our Business

Our Zicix Coupon App business strategies may not be successful. We will be required to establish our Zicix Coupon App as a viable business, in order to generate revenues. Should we fail in these efforts, our operations will be adversely affected.

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We operate in a highly competitive environment and if we are unable to compete with our competitors, our business, financial condition, results of operations, cash flows and prospects could be materially adversely affected. We operate in a highly competitive environment. Our competition includes all other companies that are in the business of providing digital coupons to consumers. A highly competitive environment could materially adversely affect our business, financial condition, results of operations, cash flows and prospects.

We are dependent on our telephone, Internet and management information systems for the sales and distribution of our products. Our success depends, in part, on our ability to provide prompt, accurate and complete service to our customers on a competitive basis and our ability to purchase and promote products, manage inventory, ship products, manage sales and marketing activities and maintain efficient operations through our telephone and proprietary management information system. A significant disruption in its telephone, Internet or management information systems could harm our relations with our customers and the ability to manage our operations. We can offer no assurance that our back-up systems will be sufficient to prevent an interruption in our operations in the event of disruption in our management information systems, and an extended disruption in the management information systems could adversely affect our business, financial condition and results of operations.

Online security breaches could harm our business. The secure transmission of confidential information over the Internet is essential to maintain consumer confidence in our website. Substantial or ongoing security breaches of our system or other Internet-based systems could significantly harm our business. Any penetration of our network security or other misappropriation of our users’ personal information could subject us to liability. We may be liable for claims based on unauthorized purchases with credit card information, fraud, or misuse of personal information, such as for unauthorized marketing purposes. These claims could result in litigation and financial liability. We rely on licensed encryption and authentication technology to effect secure transmission of confidential information, including credit card numbers. It is possible that advances in computer capabilities, new discoveries or other developments could result in a compromise or breach of the technology we use to protect customer transaction data. We may incur substantial expense to protect against and remedy security breaches and their consequences. A party that is able to circumvent our security systems could steal proprietary information or cause interruptions in our operations. Our insurance policies’ limits may not be adequate to reimburse us for losses caused by security breaches. We cannot guarantee that our security measures will prevent security breaches. Any breach resulting in misappropriation of confidential information would have a material adverse effect on our business, financial condition and results of operations.

Government regulation and legal uncertainties relating to the Internet and online commerce could negatively impact our business operations. Online commerce is rapidly changing, and federal and state regulation relating to the Internet and online commerce is evolving. The U.S. Congress has enacted Internet laws regarding online privacy, copyrights and taxation. Due to the increasing popularity of the Internet, it is possible that additional laws and regulations may be enacted with respect to the Internet, covering issues such as user privacy, pricing, taxation, content, copyrights, distribution, antitrust and quality of products and services. The adoption or modification of laws or regulations applicable to the Internet could harm our business operations.

Changing technology could adversely affect the operation of our website/application. The Internet, online commerce and online advertising markets are characterized by rapidly changing technologies, evolving industry standards, frequent new product and service introductions and changing customer preferences. Our future success will depend on our ability to adapt to rapidly changing technologies and address its customers’ changing preferences. However, we may experience difficulties that delay or prevent us from being able to do so.

Risks Related to Compliance and Regulation

We will not have reporting obligations under Sections 14 or 16 of the Securities Exchange Act of 1934, nor will any shareholders have reporting requirements of Regulation 13D or 13G, nor Regulation 14D. So long as our common shares are not registered under the Exchange Act, our directors and executive officers and beneficial holders of 10% or more of our outstanding common shares will not be subject to Section 16 of the Exchange Act. Section 16(a) of the Exchange Act requires executive officers and directors and persons who beneficially own more than 10% of a registered class of equity securities to file with the SEC initial statements of beneficial ownership, reports of changes in ownership and annual reports concerning their ownership of common shares and other equity securities, on Forms 3, 4 and 5, respectively. Such information about our directors, executive officers and beneficial holders will only be available through periodic reports we file with OTC Markets.

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Our common stock is not registered under the Exchange Act and we do not intend to register our common stock under the Exchange Act for the foreseeable future; provided, however, that we will register our common stock under the Exchange Act if we have, after the last day of any fiscal year, more than either (1) 2,000 persons; or (2) 500 shareholders of record who are not accredited investors, in accordance with Section 12(g) of the Exchange Act.

Further, as long as our common stock is not registered under the Exchange Act, we will not be subject to Section 14 of the Exchange Act, which, among other things, prohibits companies that have securities registered under the Exchange Act from soliciting proxies or consents from shareholders without furnishing to shareholders and filing with the SEC a proxy statement and form of proxy complying with the proxy rules.

The reporting required by Section 14(d) of the Exchange Act provides information to the public about persons other than the company who is making the tender offer. A tender offer is a broad solicitation by a company or a third party to purchase a substantial percentage of a company’s common stock for a limited period of time. This offer is for a fixed price, usually at a premium over the current market price, and is customarily contingent on shareholders tendering a fixed number of their shares.

In addition, as long as our common stock is not registered under the Exchange Act, our company will not be subject to the reporting requirements of Regulation 13D and Regulation 13G, which require the disclosure of any person who, after acquiring directly or indirectly the beneficial ownership of any equity securities of a class, becomes, directly or indirectly, the beneficial owner of more than 5% of the class.

There may be deficiencies with our internal controls that require improvements. Our company is not required to provide a report on the effectiveness of our internal controls over financial reporting. We are in the process of evaluating whether our internal control procedures are effective and, therefore, there is a greater likelihood of undiscovered errors in our internal controls or reported financial statements as compared to issuers that have conducted such independent evaluations.

Risks Related to Our Organization and Structure

As a non-listed company conducting an exempt offering pursuant to Regulation A, we are not subject to a number of corporate governance requirements, including the requirements for independent board members. As a non-listed company conducting an exempt offering pursuant to Regulation A, we are not subject to a number of corporate governance requirements that an issuer conducting an offering on Form S-1 or listing on a national stock exchange would be. Accordingly, we are not required to have (a) a board of directors of which a majority consists of independent directors under the listing standards of a national stock exchange, (b) an audit committee composed entirely of independent directors and a written audit committee charter meeting a national stock exchange’s requirements, (c) a nominating/corporate governance committee composed entirely of independent directors and a written nominating/ corporate governance committee charter meeting a national stock exchange’s requirements, (d) a compensation committee composed entirely of independent directors and a written compensation committee charter meeting the requirements of a national stock exchange, and (e) independent audits of our internal controls. Accordingly, you may not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of a national stock exchange.

Our holding company structure makes us dependent on our subsidiaries for our cash flow and could serve to subordinate the rights of our shareholders to the rights of creditors of our subsidiaries, in the event of an insolvency or liquidation of any such subsidiary. Our company acts as a holding company and, accordingly, substantially all of our operations are conducted through our subsidiaries. Such subsidiaries will be separate and distinct legal entities. As a result, substantially all of our cash flow will depend upon the earnings of our subsidiaries. In addition, we will depend on the distribution of earnings, loans or other payments by our subsidiaries. No subsidiary will have any obligation to provide our company with funds for our payment obligations. If there is an insolvency, liquidation or other reorganization of any of our subsidiaries, our shareholders will have no right to proceed against their assets. Creditors of those subsidiaries will be entitled to payment in full from the sale or other disposal of the assets of those subsidiaries before our company, as a shareholder, would be entitled to receive any distribution from that sale or disposal.

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Risks Related to a Purchase of the Offered Shares

The outstanding shares of our Series A Preferred Stock preclude current and future owners of our common stock from influencing any corporate decision. Our Chief Executive Officer and a Director, William A. Petty, owns 100% of the outstanding shares of our Series A Preferred Stock. The Series A Preferred Stock has the following voting rights: each share of Series A Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of our shareholders. Mr. Petty will, therefore, be able to control the management and affairs of our company, as well as matters requiring the approval by our shareholders, including the election of directors, any merger, consolidation or sale of all or substantially all of our assets, and any other significant corporate transaction. (See “Security Ownership of Certain Beneficial Owners and Management”).

The outstanding shares of our Series A Preferred Stock represent potential significant future dilution in ownership of our common stock, including the Offered Shares. The outstanding shares of our Series A Preferred Stock are convertible into a total of 10 billion shares of our common stock at any time. At such time as these shares of Series A Preferred Stock are converted into shares of common stock, holders of our common stock, including the Offered Shares, will incur significant dilution in their ownership of our company. (See “Security Ownership of Certain Beneficial Owners and Management”).

There is no minimum offering and no person has committed to purchase any of the Offered Shares. We have not established a minimum offering hereunder, which means that we will be able to accept even a nominal amount of proceeds, even if such amount of proceeds is not sufficient to permit us to achieve any of our business objectives. In this regard, there is no assurance that we will sell any of the Offered Shares or that we will sell enough of the Offered Shares necessary to achieve any of our business objectives. Additionally, no person is committed to purchase any of the Offered Shares.

We may seek additional capital that may result in shareholder dilution or that may have rights senior to those of our common stock. From time to time, we may seek to obtain additional capital, either through equity, equity-linked or debt securities. The decision to obtain additional capital will depend on, among other factors, our business plans, operating performance and condition of the capital markets. If we raise additional funds through the issuance of equity, equity-linked or debt securities, those securities may have rights, preferences or privileges senior to the rights of our common stock, which could negatively affect the market price of our common stock or cause our shareholders to experience dilution.

You may never realize any economic benefit from a purchase of Offered Shares. Because the market for our common stock is volatile, there is no assurance that you will ever realize any economic benefit from your purchase of Offered Shares.

We do not intend to pay dividends on our common stock. We intend to retain earnings, if any, to provide funds for the implementation of our business strategy. We do not intend to declare or pay any dividends in the foreseeable future. Therefore, there can be no assurance that holders of our common stock will receive cash, stock or other dividends on their shares of our common stock, until we have funds which our Board of Directors determines can be allocated to dividends.

Our shares of common stock are Penny Stock, which may impair trading liquidity. Disclosure requirements pertaining to penny stocks may reduce the level of trading activity in the market for our common stock and investors may find it difficult to sell their shares. Trades of our common stock will be subject to Rule 15g-9 of the SEC, which rule imposes certain requirements on broker-dealers who sell securities subject to the rule to persons other than established customers and accredited investors. For transactions covered by the rule, broker-dealers must make a special suitability determination for purchasers of the securities and receive the purchaser’s written agreement to the transaction prior to sale. The SEC also has rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in that security is provided by the exchange or system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation.

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Our common stock is thinly traded and its market price may become highly volatile. There is currently only a limited market for our common stock. A limited market is characterized by a relatively limited number of shares in the public float, relatively low trading volume and a small number of brokerage firms acting as market makers. The market for low priced securities is generally less liquid and more volatile than securities traded on national stock markets. Wide fluctuations in market prices are not uncommon. No assurance can be given that the market for our common stock will continue. The price of our common stock may be subject to wide fluctuations in response to factors such as the following, some of which are beyond our control:

•	quarterly variations in our operating results;
•	operating results that vary from the expectations of investors;
•	changes in expectations as to our future financial performance, including financial estimates by investors;
•	reaction to our periodic filings, or presentations by executives at investor and industry conferences;
•	changes in our capital structure;
•	announcements of innovations or new services by us or our competitors;
•	announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;
•	lack of success in the expansion of our business operations;
•	announcements by third parties of significant claims or proceedings against our company or adverse developments in pending proceedings;
•	additions or departures of key personnel;
•	asset impairment;
•	temporary or permanent inability to offer the Zicix Coupon App; and
•	rumors or public speculation about any of the above factors.

The terms of this offering were determined arbitrarily. The terms of this offering were determined arbitrarily by us. The offering price for the Offered Shares does not necessarily bear any relationship to our company’s assets, book value, earnings or other established criteria of valuation. Accordingly, the offering price of the Offered Shares should not be considered as an indication of any intrinsic value of such securities. (See “Dilution”).

Our common stock is subject to price volatility unrelated to our operations. The market price of our common stock could fluctuate substantially due to a variety of factors, including market perception of our ability to achieve our planned growth, quarterly operating results of other companies in the same industry, trading volume in our common stock, changes in general conditions in the economy and the financial markets or other developments affecting our company’s competitors or our company itself. In addition, the over-the-counter stock market is subject to extreme price and volume fluctuations in general. This volatility has had a significant effect on the market price of securities issued by many companies for reasons unrelated to their operating performance and could have the same effect on our common stock.

Future sales of our common stock, or the perception in the public markets that these sales may occur, could reduce the market price of our common stock. In general, our officers and directors and major shareholders, as affiliates, under Rule 144 may not sell more than one percent of the total issued and outstanding shares in any 90-day period, and must resell the shares in an unsolicited brokerage transaction at the market price. The availability for sale of substantial amounts of our common stock under Rule 144 or otherwise could reduce prevailing market prices for our common stock.

You will suffer dilution in the net tangible book value of the Offered Shares you purchase in this offering. If you acquire any Offered Shares, you will suffer immediate dilution, due to the lower book value per share of our common stock compared to the purchase price of the Offered Shares in this offering. (See “Dilution”).

As an issuer of penny stock, the protection provided by the federal securities laws relating to forward looking statements does not apply to us. Although federal securities laws provide a safe harbor for forward-looking statements made by a public company that files reports under the federal securities laws, this safe harbor is not available to issuers of penny stocks. As a result, we will not have the benefit of this safe harbor protection in the event of any legal action based upon a claim that the material provided by us contained a material misstatement of fact or was misleading in any material respect because of our failure to include any statements necessary to make the statements not misleading. Such an action could hurt our financial condition.

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DILUTION

Ownership Dilution

The information under “Investment Dilution” below does not take into account the potential conversion of the outstanding shares of Series A Preferred Stock into a total of 10 billion shares of our common stock. At such time as these shares of Series A Preferred Stock are converted into shares of common stock, holders of our common stock, including the Offered Shares, will incur significant dilution in their ownership of our company. The effect of the conversion rights of the Series A Preferred Stock is that, upon conversion, the then-holder(s) of the Series A Preferred Stock, as a group, will be issued a number of shares of common stock that can be expected to equal to approximately 95% of the issued and outstanding shares of all of our capital stock, as measured after such conversion. (See “Risk Factors—Risks Related to a Purchase of the Offered Shares,” “Description of Securities—Series A Preferred Stock,” and “Security Ownership of Certain Beneficial Owners and Management”).

Investment Dilution

Dilution in net tangible book value per share to purchasers of our common stock in this offering represents the difference between the amount per share paid by purchasers of the Offered Shares in this offering and the net tangible book value per share immediately after completion of this offering. In this offering, dilution is attributable primarily to our negative net tangible book value per share.

If you purchase Offered Shares in this offering, your investment will be diluted to the extent of the difference between your purchase price per Offered Share and the net tangible book value of our common stock after this offering. Our net tangible book value as of September 30, 2021, was $(1,713,583) (unaudited), or $(0.0025) per share. Net tangible book value per share is equal to total assets minus the sum of total liabilities and intangible assets divided by the total number of shares outstanding.

The tables below illustrate the dilution to purchasers of Offered Shares in this offering, on a pro forma basis, assuming 100%, 75%, 50% and 25% of the Offered Shares are sold.

Assuming the Sale of 100% of the Offered Shares

Assumed offering price per share

Net tangible book value per share as of September 30, 2021 (unaudited)

Increase in net tangible book value per share after giving effect to this offering

Pro forma net tangible book value per share as of September 30, 2021 (unaudited)

Dilution in net tangible book value per share to purchasers of Offered Shares in this offering

$.___[0.002-0.005] $ (0.0025) $.___[0.0019-0.0032] $.___[(0.0006-0.0007] $.___[0.0026-0.0043]

Assuming the Sale of 75% of the Offered Shares

Assumed offering price per share

Net tangible book value per share as of September 30, 2021 (unaudited)

Increase in net tangible book value per share after giving effect to this offering

Pro forma net tangible book value per share as of September 30, 2021 (unaudited)

Dilution in net tangible book value per share to purchasers of Offered Shares in this offering

$.___[0.002-0.005] $ (0.0025) $.___[0.0016-0.0026] $.___[(0.0009)-0.0001] $.___[0.0029-0.0049]

Assuming the Sale of 50% of the Offered Shares

Assumed offering price per share

Net tangible book value per share as of September 30, 2021 (unaudited)

Increase in net tangible book value per share after giving effect to this offering

Pro forma net tangible book value per share as of September 30, 2021 (unaudited)

Dilution in net tangible book value per share to purchasers of Offered Shares in this offering

$.___[0.002-0.005] $ (0.0025) $.___[0.0012-0.0020] $.___[(0.0013)-(0.0005)] $.___[0.0033-0.0055]

Assuming the Sale of 25% of the Offered Shares

Assumed offering price per share

Net tangible book value per share as of September 30, 2021 (unaudited)

Increase in net tangible book value per share after giving effect to this offering

Pro forma net tangible book value per share as of September 30, 2021 (unaudited)

Dilution in net tangible book value per share to purchasers of Offered Shares in this offering

$.___[0.005-0.005] $ (0.0025) $.___[0.0007-0.0012] $.___[(0.0018)-(0.0013)] $.___[0.0038-0.0063]

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USE OF PROCEEDS

The table below sets forth the estimated proceeds we would derive from this offering, assuming the sale of 25%, 50%, 75% and 100% of the Offered Shares and assuming the payment of no sales commissions or finder’s fees. There is, of course, no guaranty that we will be successful in selling any of the Offered Shares in this offering.

	Assumed Percentage of Offered Shares Sold in This Offering
	25%	50%	75%	100%
Offered Shares sold	125,000,000	250,000,000	375,000,000	500,000,000
Gross proceeds	$[250,000-625,000]	$[500,000-1,250,000]	$[750,000-1,875,000]	$[1,000,000-2,500,000]
Offering expenses	15,000	15,000	15,000	15,000
Net proceeds	$[235,000-610,000]	$[485,000-1,235,000]	$[735,000-1,860,000]	$[985,000-2,485,000]

The table below sets forth the manner in which we intend to apply the net proceeds derived by us in this offering, assuming the sale of 25%, 50%, 75% and 100% of the Offered Shares. All amounts set forth below are estimates.

Use of Proceeds for Assumed Percentage of Offered Shares Sold in This Offering
	25%	50%	75%	100%
Marketing Expenses	$[117,500-305,000]	$[242,500-617,500]	$[367,500-930,000]	$[492,500-1,242,500]
Acquisitions	[70,500-183,000]	[145,500-375,000]	[220,500-558,000]	[295,500-745,500]
General and Administrative	[23,500-61,000]	[48,500-123,500]	[73,500-186,000]	[98,500-248,500]
Working Capital	[23,500-61,000]	[48,500-123,500]	[73,500-186,000]	[98,500-248,500]
TOTAL	$[235,000-610,000]	$[485,000-1,235,000]	$[735,000-1,860,000]	$[985,000-2,485,000]

(1)	We have not entered into any understanding or agreement with respect to any acquisition and there is no assurance that will ever enter into an acquisition transaction. Funds not used for acquisitions will be applied to marketing expenses.

We reserve the right to change the foregoing use of proceeds, should our management believe it to be in the best interest of our company. The allocations of the proceeds of this offering presented above constitute the current estimates of our management and are based on our current plans, assumptions made with respect to the industry in which we operate, general economic conditions and our future revenue and expenditure estimates.

Investors are cautioned that expenditures may vary substantially from the estimates presented above. Investors must rely on the judgment of our management, who will have broad discretion regarding the application of the proceeds of this offering. The amounts and timing of our actual expenditures will depend upon numerous factors, including market conditions, cash generated by our operations (if any), business developments and the rate of our growth. We may find it necessary or advisable to use portions of the proceeds of this offering for other purposes.

In the event we do not obtain the entire offering amount hereunder, we may attempt to obtain additional funds through private offerings of our securities or by borrowing funds. Currently, we do not have any committed sources of financing.

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PLAN OF DISTRIBUTION

In General

Our company is offering a maximum of 500,000,000 Offered Shares on a best-efforts basis, at a fixed price of $_____[0.002-0.005] per Offered Share; any funds derived from this offering will be immediately available to us for our use. There will be no refunds. This offering will terminate at the earliest of (a) the date on which the maximum offering has been sold, (b) the date which is one year from this offering being qualified by the SEC or (c) the date on which this offering is earlier terminated by us, in our sole discretion.

There is no minimum number of Offered Shares that we are required to sell in this offering. All funds derived by us from this offering will be immediately available for use by us, in accordance with the uses set forth in the Use of Proceeds section of this Offering Circular. No funds will be placed in an escrow account during the offering period and no funds will be returned, once an investor’s subscription agreement has been accepted by us.

We intend to sell the Offered Shares in this offering through the efforts of our Chief Executive Officer, William A. Petty. Mr. Petty will not receive any compensation for offering or selling the Offered Shares. We believe that Mr. Petty is exempt from registration as a broker-dealers under the provisions of Rule 3a4-1 promulgated under the Securities Exchange Act of 1934 (the Exchange Act). In particular, Mr. Petty:

•	is not subject to a statutory disqualification, as that term is defined in Section 3(a)(39) of the Securities Act; and
•	is not to be compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities; and
•	is not an associated person of a broker or dealer; and
•	meets the conditions of the following:

•	primarily performs, and will perform at the end of this offering, substantial duties for us or on our behalf otherwise than in connection with transactions in securities; and
•	was not a broker or dealer, or an associated person of a broker or dealer, within the preceding 12 months; and
•	did not participate in selling an offering of securities for any issuer more than once every 12 months other than in reliance on paragraphs (a)(4)(i) or (iii) of Rule 3a4-1 under the Exchange Act.

As of the date of this Offering Circular, we have not entered into any agreements with selling agents for the sale of the Offered Shares. However, we reserve the right to engage FINRA-member broker-dealers. In the event we engage FINRA-member broker-dealers, we expect to pay sales commissions of up to 8.0% of the gross offering proceeds from their sales of the Offered Shares. In connection with our appointment of a selling broker-dealer, we intend to enter into a standard selling agent agreement with the broker-dealer pursuant to which the broker-dealer would act as our non-exclusive sales agent in consideration of our payment of commissions of up to 8.0% on the sale of Offered Shares effected by the broker-dealer.

Procedures for Subscribing

If you are interested in subscribing for Offered Shares in this offering, please submit a request for information by e-mail to Mr. Petty at: wpettyt@aol.com; all relevant information will be delivered to you by return e-mail.

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Thereafter, should you decide to subscribe for Offered Shares, you are required to follow the procedures described therein, which are:

•	Electronically execute and deliver to us a subscription agreement; and
•	Deliver funds directly by check or by wire or electronic funds transfer via ACH to our specified bank account.

Right to Reject Subscriptions. After we receive your complete, executed subscription agreement and the funds required under the subscription agreement have been transferred to us, we have the right to review and accept or reject your subscription in whole or in part, for any reason or for no reason. We will return all monies from rejected subscriptions immediately to you, without interest or deduction.

Acceptance of Subscriptions. Upon our acceptance of a subscription agreement, we will countersign the subscription agreement and issue the Offered Shares subscribed. Once you submit the subscription agreement and it is accepted, you may not revoke or change your subscription or request your subscription funds. All accepted subscription agreements are irrevocable.

This Offering Circular will be furnished to prospective investors upon their request via electronic PDF format and will be available for viewing and download 24 hours per day, 7 days per week on our company’s page on the SEC’s website: www.sec.gov.

An investor will become a shareholder of our company and the Offered Shares will be issued, as of the date of settlement. Settlement will not occur until an investor’s funds have cleared and we accept the investor as a shareholder.

By executing the subscription agreement and paying the total purchase price for the Offered Shares subscribed, each investor agrees to accept the terms of the subscription agreement and attests that the investor meets certain minimum financial standards. (See State Qualification and Investor Suitability Standards below).

An approved trustee must process and forward to us subscriptions made through IRAs, Keogh plans and 401(k) plans. In the case of investments through IRAs, Keogh plans and 401(k) plans, we will send the confirmation and notice of our acceptance to the trustee.

Minimum Purchase Requirements

You must initially purchase at least $5,000 of the Offered Shares in this offering. If you have satisfied the minimum purchase requirement, any additional purchase must be in an amount of at least $1,000.

State Law Exemption and Offerings to Qualified Purchasers

State Law Exemption. This Offering Circular does not constitute an offer to sell or the solicitation of an offer to purchase any Offered Shares in any jurisdiction in which, or to any person to whom, it would be unlawful to do so. An investment in the Offered Shares involves substantial risks and possible loss by investors of their entire investments. (See “Risk Factors”).

The Offered Shares have not been qualified under the securities laws of any state or jurisdiction. Currently, we plan to sell the Offered Shares in Colorado, Connecticut, Delaware, Georgia, Puerto Rico and New York. However, we may, at a later date, decide to sell Offered Shares in other states. In the case of each state in which we sell the Offered Shares, we will qualify the Offered Shares for sale with the applicable state securities regulatory body or we will sell the Offered Shares pursuant to an exemption from registration found in the applicable state’s securities, or Blue Sky, law.

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Certain of our offerees may be broker-dealers registered with the SEC under the Exchange Act, who may be interested in reselling the Offered Shares to others. Any such broker-dealer will be required to comply with the rules and regulations of the SEC and FINRA relating to underwriters.

Investor Suitability Standards. The Offered Shares may only be purchased by investors residing in a state in which this Offering Circular is duly qualified who have either (a) a minimum annual gross income of $70,000 and a minimum net worth of $70,000, exclusive of automobile, home and home furnishings, or (b) a minimum net worth of $250,000, exclusive of automobile, home and home furnishings.

Issuance of the Offered Shares

Upon settlement, that is, at such time as an investor’s funds have cleared and we have accepted an investor’s subscription agreement, we will either issue such investor’s purchased Offered Shares in book-entry form or issue a certificate or certificates representing such investor’s purchased Offered Shares.

Transferability of the Offered Shares

The Offered Shares will be generally freely transferable, subject to any restrictions imposed by applicable securities laws or regulations.

Advertising, Sales and Other Promotional Materials

In addition to this Offering Circular, subject to limitations imposed by applicable securities laws, we expect to use additional advertising, sales and other promotional materials in connection with this offering. These materials may include information relating to this offering, articles and publications concerning industries relevant to our business operations or public advertisements and audio-visual materials, in each case only as authorized by us. In addition, the sales material may contain certain quotes from various publications without obtaining the consent of the author or the publication for use of the quoted material in the sales material. Although these materials will not contain information in conflict with the information provided by this Offering Circular and will be prepared with a view to presenting a balanced discussion of risk and reward with respect to the Offered Shares, these materials will not give a complete understanding of our company, this offering or the Offered Shares and are not to be considered part of this Offering Circular. This offering is made only by means of this Offering Circular and prospective investors must read and rely on the information provided in this Offering Circular in connection with their decision to invest in the Offered Shares.

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DESCRIPTION OF SECURITIES

General

Our authorized capital stock consists of (a) 900,000,000 shares of common stock, $.001 par value per share; and (b) 150,000,000 shares of Preferred Stock, $.001 par value per share, 100,000,000 of which have been designated Series A Preferred Stock and 50,000,000 of which have been designated Series B Preferred Stock.

As of the date of this Offering Circular, there were (x) 688,281,004 shares of our common stock issued and outstanding, (y) 100,000,000 shares of Series A Preferred Stock issued and outstanding held by one (1) holder of record and (z) no shares of Series B Preferred Stock issued and outstanding.

Common Stock

General. The holders of our common stock currently have (a) equal ratable rights to dividends from funds legally available therefore, when, as and if declared by our Board of Directors; (b) are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of the affairs of our company; (c) do not have preemptive, subscriptive or conversion rights and there are no redemption or sinking fund provisions or rights applicable thereto; and (d) are entitled to one non-cumulative vote per share on all matters on which shareholders may vote. Our Bylaws provide that, at all meetings of the shareholders for the election of directors, a plurality of the votes cast shall be sufficient to elect. On all other matters, except as otherwise required by Nevada law or our Articles of Incorporation, as amended, a majority of the votes cast at a meeting of the shareholders shall be necessary to authorize any corporate action to be taken by vote of the shareholders.

Non-cumulative Voting. Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in such event, the holders of the remaining shares will not be able to elect any of our directors. Our officers and directors beneficially own 55,200,000 shares of our common stock.

In addition, all of the outstanding shares of Series A Preferred Stock are owned by our Chief Executive Officer and a Director, William Petty. Mr. Petty, thus, controls all corporate matters of our company. (See “Risk Factors—Risks Related to a Purchase of the Offered Shares,” “Security Ownership of Certain Beneficial Owners and Management” and “Certain Relationships and Related Transactions”).

Pre-emptive Rights. As of the date of this Offering Circular, no holder of any shares of our capital stock has pre-emptive or preferential rights to acquire or subscribe for any unissued shares of any class of our capital stock not otherwise disclosed herein.

Series A Preferred Stock

Voting. The Series A Preferred Stock has the following voting rights: each share of Series A Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of our shareholders. (See “Security Ownership of Certain Beneficial Owners and Management”).

Dividends and Distributions. Subject to the rights of the holders of any shares of any series of our preferred stock ranking prior and superior to the Series A Preferred Stock with respect to dividends, the holders of shares of Series A Preferred Stock, in preference to the holders of shares of our common stock and of any other junior stock, shall be entitled to receive, when, as and if declared by our Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on or about the first day of January, April, July and October in each year. To date, no such dividend has been declared by our Board of Directors.

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Liquidation Preference. Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received $1.00 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the “Series A Liquidation Preference”). Following the payment of the full amount of the Series A Liquidation Preference, holders of Series A Preferred Stock and holders of shares of our common stock shall receive their ratable and proportionate share of the remaining assets of our company.

Conversion. At any time after a holding period of one day from the date of issuance, the Series A Preferred Stock may be converted to shares of our common stock at a ratio of one (1) share of Series A Preferred Stock to 100 shares of common stock. (See “Dilution—Ownership Dilution”).

Dividend Policy

We have never declared or paid any dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Series B Preferred Stock

Voting. The Series B Preferred Stock has no voting rights.

Dividends and Distributions. Subject to the rights of the holders of any shares of any series of our preferred stock ranking prior and superior to the Series B Preferred Stock with respect to dividends, the holders of shares of Series B Preferred Stock shall be entitled to receive, when, as and if declared by our Board of Directors out of funds legally available for the purpose. To date, no such dividend has been declared by our Board of Directors.

Liquidation Preference. Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Corporation, and subject to the Series A Liquidation Preference, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series B Preferred Stock unless, prior thereto, the holders of shares of Series B Preferred Stock shall have received $0.001 per share (the “Series B Liquidation Preference”). Following the payment of the full amount of the Series A Liquidation Preference and the Series A Liquidation Preference, holders of Series A Preferred Stock, holders of the Series B Preferred Stock and holders of shares of our common stock shall receive their ratable and proportionate share of the remaining assets of our company.

Conversion. At any time after a holding period of one day from the date of issuance, the Series B Preferred Stock may be converted to shares of our common stock at a ratio of one (1) share of Series B Preferred Stock to four (4) shares of common stock. (See “Dilution—Ownership Dilution”).

Shareholder Meetings

Our bylaws provide that special meetings of shareholders may be called only by our Board of Directors, the chairman of the board, or our president, or as otherwise provided under Nevada law.

Transfer Agent

We have retained the services of Transfer Online, Inc., 512 S.E. Salmon Street, Portland, Oregon 97214, as the transfer agent for our common stock. Transfer Online’s website is located at: www.transferonline.com. No information found on Transfer Online’s website is part of this Offering Circular.

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BUSINESS

History

Our company was incorporated in Nevada on February 29, 1979, under the name “Bederra Corporation.” On January 24, 2011, our corporate name changed to ZICIX Corporation.

In September 2018, we completed the acquisition of Marketing Digest, Inc. (“Marketing Digest”) and appointed its management to remain in place and continue daily management of coupon redemptions, using currently configured software and other operational procedures.

In November 2019, we acquired SmartCard Inc., a wholly-owned subsidiary of our company, which is in the final stage of development of the ZICIX Coupon App. The ZICIX Coupon App is a subscriber-based application allowing users to save money on products and services from member merchants and suppliers instantly with mobile coupons, using their desktops and/or mobile devices, including smart phones. No coupon printing is required. We expect that the ZICIX Coupon App will generate revenues using technology to process and complete transactions with reduced overhead and a minimal cost for handling.

The Loyalty And Incentive Industry

The loyalty and incentive industry is an estimated $85 billion industry that spends in excess of $7 billion to distribute over 250 billion coupons annually. With over 97% of all promotions being paper based, the industry faces challenges including:

•	Lack of programs that truly provide incentives for loyal consumer behavior.
•	Low redemption rates for paper coupons averaging 1.5 - 2%.
•	Inability to capture and report timely, accurate marketing data.
•	Limited ability to deliver consumer specific targeted offers and incentives.
•	Coupon fraud that is estimated to cost between $370 million to $1.1 billion annually.
•	Rising physical distribution costs of paper coupons driving Consumer Packaged Goods ("CPG") companies to seek alternate electronic distribution channels.
•	Inefficient, costly and manual-labor intensive settlement processing for redeemed coupons (each coupon is handled an estimated 32 times during the clearing cycle).

Coupon Industry Facts & Figures

The coupon industry is alive and well:

•	79% of the United States population uses coupon, and 69% of the primary shoppers report that they almost always check or clip coupons as part of their shopping behavior (CMS, Carolina Manufacturer’s Services).
•	Over 50% of the Sunday newspapers are purchased for the coupons (CMS).
•	More than 50% of the people who shop on the web prefer to conclude the purchase offline (NPD Group).
•	Online information drives 4 offline transactions for every 1 online transaction (aQuantive).
•	There were 335 billion coupons distributed in 2015 in the USA and 4.5 billion were redeemed (CMS)
•	Online advertisements lift offline retail purchases be 19% (Yahoo/ACNielsen).
•	The Internet will influence nearly half of total retail sales in 2015 (Jupiter Research 2015).

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•	63% of all purchases resulting from online search occur offline (ComScore, 2015).
•	52% of the customers go online before buying offline (Yahoo/OMD, 2016).
•	Internet Base coupon usage grew 111% in 2015, and another 365% in 2016. Internet coupons still represent less than 1% of the 335 billion coupons printed in 2016 (CMS).
•	35% of all online searches are local (Kelsey Group).
•	45% of all local searches have buying intent (Kelsey Group / Bizrate)
•	80% of all purchases by consumers nationwide are made within 20 miles of where people live and work (Kelsey Group).
•	In 2014 local businesses spent $1 billion on Internet advertising. By 2017 they will spend more than $5 billion for online advertising (Kelsey Group).

The last digital frontier for coupons is delivering online coupons to the store’s point of sale system, eliminating fraud and securing “brick & mortar” transactions.

Introduction

Our subsidiary, SmartCard Inc., was formed to engage in research and development activities with a focus upon the development of smart card based loyalty technologies with the objective of delivering, redeeming and processing electronic coupons and promotions delivered inside a store.

The company established new initiatives in 2016 to refocus its product offering to address the merchant loyalty market, the electronic coupon market and the inefficiencies in the paper coupon redemption process. Now, we are developing technologies to address:

•	The expansion of merchant loyalty programs with the objective of providing easy to use, customizable loyalty programs for merchants,
•	Internet coupon offerings from merchants' or manufacturers' with the electronic coupons delivered directly to a POS network targeting the 8.4 billion coupons generated on-line,
•	The automation of the settlement and reporting of redeemed paper coupons enabling the company to target the processing and accumulation of purchase information from the over 5.6 billion paper coupons that are redeemed annually.

ZICIX Coupon App

SmartCard is in the final stage of development for the ZICIX Coupon App. The ZICIX Coupon App is a subscriber-based application allowing users to save money on products and services from member merchants and suppliers instantly with mobile coupons, using their desktops and/or mobile devices, including smartphones. No coupon printing is required.

The ZICIX Coupon App will generate revenues using technology to process and complete transactions with reduced overhead and a minimal cost for handling.

The ZICIX Coupon App is an all in one e-commerce platform that will allow consumers and businesses around the world to purchase and sell unlimited products and services. Consumers in every city worldwide will be able to instantly access coupons and discounts for local, national and international goods and services. Consumers complete their order online or show the coupon on their mobile device to the cashier at checkout to receive the savings; without the need to print coupons. This will enable Merchant partners to pass on savings to consumers and reduce their costs by eliminating printing and distributing of paper coupons.

The ZICIX Coupon App platform will allow merchants wishing to offer coupons or discounts on products and services to easily upload their complete merchandise description on the ZICIX Coupon App merchant portal. The listing is promptly reviewed for approved by SmartCard and then is made available to consumers on a real time basis. This provides Merchant partners the flexibility to work with ever changing market conditions and respond in real-time.

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The ZICIX Coupons App will enable Merchants with overstock inventory the flexibility to offer greater savings for a limited time or until the available inventory has been depleted. Merchants can cancel a listing instantly. The ZICIX Coupon App works in conjunction with the user’s mobile device/smartphone GPS and will notify users with alerts for coupons while they are in the Merchant’s vicinity. The User’s mobile device/smartphones navigation will detect when a user is near participating Merchant stores or restaurants and send an alert with coupons available for instant savings. This enhanced feature provides savings even when the consumer is unaware of available discounts. This is an automatic feature.

ZICIX Coupon App Merchant partners will not pay listing fees to us.

We will derive revenues from the Zicix Coupon App in two ways:

•	Businesses can purchase advertising within the ZICIX Coupon App. These Banner Ads and Active Links to the Advertiser’s website/portal and other opportunities will be available to consumers.
•	Sales commissions for products and services sold via the ZICIX Coupon App will be paid to SmartCard upon completion of online purchases.

We expect to complete development of the ZICIX Coupon App within the next six months. We have not yet generated any revenue from the ZICIX Coupon App. Once fully developed, the ZICIX Coupon App will link both paper and digital coupons to existing payment technologies, producing a seamless transaction for coupon redemption. The platform will include customizable cloud-based data storage, data maintenance, and encrypted security for sellers and processing enterprises. We see our main objective as providing every subscriber with as many discount shopping options as a possible, all organized on one mobile platform. Combined with past investments in coupon and promotion delivery platforms, we have a truly advanced solution for today’s merchant loyalty market, the Internet based coupon distribution market and the manual-labor intensive coupon processing industry.

Intellectual Property

We may rely on a combination of patent, trademark, copyright, and trade secret laws in the United States as well as confidentiality procedures and contractual provisions to protect our proprietary technology, databases, and our brand.

We have a policy of requiring key employees and consultants to execute confidentiality agreements upon the commencement of an employment or consulting relationship with us. Our employee agreements also require relevant employees to assign to us all rights to any inventions made or conceived during their employment with us. In addition, we have a policy of requiring individuals and entities with which we discuss potential business relationships to sign non-disclosure agreements. Our agreements with clients include confidentiality and non-disclosure provisions.

Litigation

We have no current, pending or threatened legal proceedings or administrative actions either by or against us that could have a material effect on our business, financial condition, or operations and any current, past or pending trading suspensions.

Facilities

We lease a small office space which is adequate for our current operations, in exchange for advisory services.

Employees

We have two full-time employees, including our founder and president, William A Petty.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Cautionary Statement

The following discussion and analysis should be read in conjunction with our unaudited financial statements and related notes, beginning on page F-1 of this Offering Circular.

Our actual results may differ materially from those anticipated in the following discussion, as a result of a variety of risks and uncertainties, including those described under Cautionary Statement Regarding Forward-Looking Statements and Risk Factors. We assume no obligation to update any of the forward-looking statements included herein.

COVID-19

On January 30, 2020, the World Health Organization declared the COVID-19 (coronavirus) outbreak a “Public Health Emergency of International Concern” and on March 10, 2020, declared it to be a pandemic. The virus and actions taken to mitigate its spread have had and are expected to continue to have a broad adverse impact on the economies and financial markets of many countries, including the geographical areas in which our company operates. To date, we do not believe that COVID-19 has had a material impact on our company’s operations, due to our company’s lack of operating capital during the last 18 months.

Results of Operations

Nine Months Ended September 30, 2021 (“Interim 2021”) and 2020 (“Interim 2020”). During Interim 2021, our business operations generated no revenue. We expect that our operations will begin to produce revenue upon completion of development of the Zicix Coupon App, which is expected to occur during the second quarter of 2022. There is no assurance that such will be the case, however. We expect to incur operating losses for all of 2022. Further, because of our current lack of growth capital and the uncertainty of our obtaining needed capital, we are unable to predict the levels of our future revenues.

During Interim 2021, we incurred operating expenses of $17,611 (unaudited), which were comprised of $137 (unaudited) in bank services charges, $2,033 (unaudited) in internet and website fees, $3,500 (unaudited) in OTC Markets fees, $7,154 (unaudited) in professional fees and $4,787 (unaudited) in transfer agent fees. In addition we had $10,509 (unaudited) in depreciation and amortization expense. Our net loss for Interim 2021 was $(28,120) (unaudited).

During Interim 2020, we incurred operating expenses of $21,897 (unaudited), which were comprised of $166 (unaudited) in bank services charges, $875 (unaudited) in internet and website fees, $5,250 (unaudited) in OTC Markets fees, $10,125 (unaudited) in professional fees and $5,481 (unaudited) in transfer agent fees. In addition we had $16,299 (unaudited) in depreciation and amortization expense. Our net loss for Interim 2020 was $(38,196) (unaudited).

Years Ended December 31, 2020 (“Fiscal 2020”) and 2019 (“Fiscal 2019”). During Interim 2021, our business operations generated no revenue.

During Fiscal 2020, we incurred operating expenses of $41,721 (unaudited), which were comprised of $178 (unaudited) in bank services charges, $1,435 (unaudited) in internet and website fees, $5,250 (unaudited) in OTC Markets fees, $15,000 (unaudited) in app programming expense and $7,308 (unaudited) in transfer agent fees. In addition we had $21,730 (unaudited) in depreciation and amortization expense. Our net loss for Fiscal 2020 was $(63,451) (unaudited).

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During Fiscal 2019, we incurred operating expenses of $21,553 (unaudited), which were comprised of $168 (unaudited) in bank services charges, $1,208 (unaudited) in internet and website fees, $3,350 (unaudited) in OTC Markets fees, $15,000 (unaudited) in professional fees and $1,827 (unaudited) in transfer agent fees. In addition we had $21,730 (unaudited) in depreciation and amortization expense. Our net loss for Fiscal 2019 was $(43,283) (unaudited).

Plan of Operation

We believe that the proceeds of this offering will satisfy our cash requirements for at least the next twelve months.

Completion on The ZICIX Coupon App. Our subsidiary, SmartCard, is in the final stage of development of the ZICIX Coupon App. The ZICIX Coupon App is a subscriber-based application allowing users to save money on products and services from member merchants and suppliers instantly with mobile coupons, using their desktops and/or mobile devices, including smart phones. No coupon printing is required. We expect that the ZICIX Coupon App will generate revenues using technology to process and complete transactions with reduced overhead and a minimal cost for handling.

A portion of the proceeds of this offering will be applied to completing the ZICIX Coupon App and for marketing the completed product. (See “Use of Proceeds”).

The ZICIX Coupon App. The ZICIX Coupon App is an all in one e-commerce platform that will allow consumers and businesses around the world to purchase and sell unlimited products and services. Consumers in every city worldwide will be able to instantly access coupons and discounts for local, national and international goods and services. Consumers complete their order online or show the coupon on their mobile device to the cashier at checkout to receive the savings; without the need to print coupons. This will enable Merchant partners to pass on savings to consumers and reduce their costs by eliminating printing and distributing of paper coupons.

The ZICIX Coupon App platform will allow merchants wishing to offer coupons or discounts on products and services to easily upload their complete merchandise description on the ZICIX Coupon App merchant portal. The listing is promptly reviewed for approved by SmartCard and then is made available to consumers on a real time basis. This provides Merchant partners the flexibility to work with ever changing market conditions and respond in real-time.

The ZICIX Coupons App will enable Merchants with overstock inventory the flexibility to offer greater savings for a limited time or until the available inventory has been depleted. Merchants can cancel a listing instantly. The ZICIX Coupon App works in conjunction with the user’s mobile device/smartphone GPS and will notify users with alerts for coupons while they are in the Merchant’s vicinity. The User’s mobile device/smartphones navigation will detect when a user is near participating Merchant stores or restaurants and send an alert with coupons available for instant savings. This enhanced feature provides savings even when the consumer is unaware of available discounts. This is an automatic feature.

ZICIX Coupon App Merchant partners will not pay listing fees to us.

Revenues will be generated by us in two ways:

•	Businesses can purchase advertising within the ZICIX Coupon App. These Banner Ads and Active Links to the Advertiser’s website/portal and other opportunities will be available to consumers.
•	Sales commissions for products and services sold via the ZICIX Coupon App will be paid to SmartCard upon completion of online purchases.

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Financial Condition, Liquidity and Capital Resources

September 30, 2021. At September 30, 2021, our company had $67 (unaudited) in cash and had a working capital deficit of $998,043 (unaudited), compared to $77 (unaudited) in cash and a working capital deficit of $1,008,552 (unaudited) at December 31, 2020. During the nine months ended September 30, 2021, we obtained a total of $17,601 in cash from third parties. We applied obtained funds to operating expenses and for working capital.

Our company’s current cash position of approximately $1,000 is not adequate for our company to maintain its present level of operations through the first half of 2022. We must obtain additional capital from third parties, including in this offering, to implement our full business plans. There is no assurance that we will be successful in obtaining such additional capital.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

Contractual Obligations

To date, we have not entered into any significant long-term obligations that require us to make monthly cash payments.

Capital Expenditures

We made no capital expenditures during the year ended December 31, 2020, nor during the nine months ended September 30, 2021. However, should be obtain proceeds in this offering, or otherwise, we expect that we will make capital expenditures during the next twelve months. We are unable to predict the amount or timing of any such expenditures.

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DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors and Executive Officers

The following table sets forth certain information concerning our company’s executive management.

Name	Age	Position(s)
William A. Petty	71	Chief Executive Officer, Chief Financial Officer and Director
Ramiro Jordan	67	President
Kurt Spenkoch	50	Secretary, Treasurer and Director

Our directors serve until a successor is elected and qualified. Our officers are elected by the Board of Directors to a term of one (1) year and serves until their successor(s) is duly elected and qualified, or until they are removed from office. There exist no family relationships among our officers and directors.

Certain information regarding the backgrounds of each of our officers and directors is set forth below.

William A Petty has served as Chief Executive Officer, Chief Financial Officer and a Director of our company since January 2016. Mr. Petty’s background includes:

2008 - Present: Franklin Mining, Inc.; CEO and President

2001 - Present: Stockholder

2005 - Present: Franklin Oil & Gas; Director and CEO

2000 - 2004: International Mineral and Mining; Stockholder-Owner

2000 - 2005: Pacifico Mining: Columbia - Director and Stockholder

2001 - 2005: El Indio Ranch; Owner

2000 - Present: Investment Group International; Stockholder and Partner

2001 - Present: Energy Management International; Stockholder and Partner

2001 - Present: Energy Management International; Chairman, Director and Stockholder

2002 - 2004: Global Link Technology: Stockholder

2002 - 2004: Mega Media; Consultant and Stockholder

2001 - 2003: Gkintelegent; Consultant and Stockholder

2000 - 2001: Touch Stone Energy; Consultant and Stockholder

2000 - 2002: Vector Energy; Consultant and Stockholder

1999 - 2000: Screen Media a/k/a Cell Power; Consultant and Stockholder

1997 - 2001: Ness Energy; Consultant and Stockholder

1997 - 2001: Flame Seal Products; Consultant and Stockholder

1995 - 1999: Winner Communication: Stockholder

1997 - Present: Centenary International Trading; Consultant and Stockholder - Argentina

Ramiro Jordan has served as President of our company since June 2021. Dr. Jordan has twenty-five years of experience creating and leading STEM education, R&D and entrepreneurial organizations and activities in Ibero-America and other regions in the world. A leader in international engineering education research, Dr. Jordan possesses proven capabilities in fundraising and creating partnerships, regionally and internationally, among academia, industry, government and multilateral organizations. Dr. Jordan currently serves as Professor, Associate Dean of Engineering for International Programs at the University of New Mexico, Albuquerque, New Mexico. Dr. Jordan has Ph.D. in Electrical Engineering and an M.S. in Electrical Engineering from Kansas State University, Manhattan, Kansas, as well as a B.E. in Electrical Engineering from Universidad Nacional de La Plata, Argentina.

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Kurt Spenkoch has served as Secretary, Treasurer and a Director of our company since January 2016. Mr. Spenkoch’s background includes:

Franklin Mining, Inc.

Vice-President and Member, Board of Directors 2003 to Present

Investor

Oil & Gas Industry, San Antonio, TX 2003 to Present

Area of focus: Exploration

Investor

Imports, Exports and Distribution, San Antonio, TX 1999 to present

Area of focus: new technology imported from European manufacturers for U. S. distribution and export throughout South America

Conflicts of Interest

At the present time, we do not foresee any direct conflict between our officers and directors, their other business interests and their involvement in our company.

Corporate Governance

We do not have a separate Compensation Committee, Audit Committee or Nominating Committee. These functions are conducted by our Board of Directors acting as a whole.

During the year ended December 31, 2021, our Board of Directors, did not hold a meeting, but took action by unanimous written consent in lieu of a meeting on two occasions.

Independence of Board of Directors

None of our directors is not independent, within the meaning of definitions established by the SEC or any self-regulatory organization. We are not currently subject to any law, rule or regulation requiring that all or any portion of our Board of Directors include independent directors.

Shareholder Communications with Our Board of Directors

Our company welcomes comments and questions from our shareholders. Shareholders should direct all communications to our Chief Executive Officer, David Lovatt, at our executive offices. However, while we appreciate all comments from shareholders, we may not be able to respond individually to all communications. We attempt to address shareholder questions and concerns in our press releases and documents filed with OTC Markets, so that all shareholders have access to information about us at the same time. Mr. Lovatt collects and evaluates all shareholder communications. All communications addressed to our directors and executive officers will be reviewed by those parties, unless the communication is clearly frivolous.

Code of Ethics

As of the date of this Offering Circular, our Board of Directors has not adopted a code of ethics with respect to our directors, officers and employees.

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EXECUTIVE COMPENSATION

In General

As of the date of this Offering Circular, there are no annuity, pension or retirement benefits proposed to be paid to officers, directors or employees of our company, pursuant to any presently existing plan provided by, or contributed to, our company.

Compensation Summary

The following table summarizes information concerning the compensation awarded, paid to or earned by, our executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-qualified Deferred Compensation Earnings ($)	All Other Compen- sation ($)	Total ($)
William A. Petty Chief Executive Officer and Chief Financial Officer	2020 2019	--- ---	--- ---	--- ---	--- ---	--- ---	--- ---	--- ---	--- ---
Kurt Spenkoch Chief Financial Officer	2020 2019	--- ---	--- ---	--- ---	--- ---	--- ---	--- ---	--- ---	--- ---

Outstanding Option Awards

The following table provides certain information regarding unexercised options to purchase common stock, stock options that have not vested and equity-incentive plan awards outstanding as of the date of this Offering Circular, for each named executive officer.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
William A. Petty	---	---	---	---	n/a	---	n/a	---	---
Kurt Spenkoch	---	---	---	---	n/a	---	n/a	---	---
Ramiro Jordan	---	---	---	---	n/a	---	n/a	---	---

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Employment Agreements

We have entered into an employment agreement with our Chief Executive Officer, William A. Petty, with a term of five years. Pursuant to his employment agreement, Mr. Petty has agreed to devote a substantial portion of his business and professional time and efforts to our business. The employment agreement provides that Mr. Petty shall receive a salary determined by the Board of Directors commensurate with our company’s development. Mr. Petty may be entitled to receive, at the sole discretion of our Board of Directors or a committee thereof, bonuses based on the achievement of our business plan and achievement by him of fixed personal performance objectives. To date, no amounts have been paid to Mr. Petty under his employment agreement.

We have entered into an employment agreement with our Secretary and Treasurer, Kurt Spenkoch, with a term of five years. Pursuant to his employment agreement, Mr. Spenkoch has agreed to devote a substantial portion of his business and professional time and efforts to our business. The employment agreement provides that Mr. Spenkoch shall receive a salary determined by the Board of Directors commensurate with our company’s development. Mr. Spenkoch may be entitled to receive, at the sole discretion of our Board of Directors or a committee thereof, bonuses based on the achievement of our business plan and achievement by him of fixed personal performance objectives. To date, no amounts have been paid to Mr. Spenkoch under his employment agreement.

Outstanding Equity Awards

During the years ended December 31, 2020 and 2019, our Board of Directors made no equity awards and no such award is pending.

Long-Term Incentive Plans

We currently have no long-term incentive plans.

Director Compensation

Our directors receive no compensation for their serving as directors of our company.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below does not give effect to the following:

Series A Preferred Stock Conversion. The table below does not give effect to the issuance of shares of our common stock upon conversion of the outstanding shares of Series A Preferred Stock, all of which is owned by our Chief Executive Officer and a Director, William A. Petty. At any time, Mr. Petty has the right to convert the shares of Series A Preferred Stock into a total of 10,000,000,000 shares of our common stock. (See “Risk Factors—Risks Related to a Purchase of the Offered Shares” and “Dilution—Ownership Dilution”).

In light of the caveat stated in the foregoing paragraph, the following table sets forth, as of the date of this Offering Circular, information regarding beneficial ownership of our common stock by the following: (a) each person, or group of affiliated persons, known by our company to be the beneficial owner of more than five percent of any class of our voting securities; (b) each of our directors; (c) each of the named executive officers; and (d) all directors and executive officers as a group. Beneficial ownership is determined in accordance with the rules of the SEC, based on voting or investment power with respect to the securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock underlying convertible instruments, if any, held by that person are deemed to be outstanding if the convertible instrument is exercisable within 60 days of the date hereof.

	Share Ownership Before This Offering		Share Ownership After This Offering
Name of Shareholder	Number of Shares Beneficially Owned	% Beneficially Owned(1)	Number of Shares Beneficially Owned	% Beneficially Owned(2)	Effective Voting Power
Common Stock
Executive Officers and Directors
William A. Petty	50,000,000	7.26%	50,000,000	4.47%	See Note 3
Ramiro Jordan	200,000	*	200,000	*	and Note 4
Kurt Spenkoch	5,000,000	*	5,000,000	*
Officers and directors, as a group (3 persons)	55,200,000	8.02%	55,200,000	4.95%
Series A Preferred Stock(4)
William A. Petty	10,000,000	100%	10,000,000	100%

*	Less than 1%.
(1)	Based on 688,281,004 shares outstanding, before this offering.
(2)	Based on 1,118,281,004 shares outstanding, assuming the sale of all 500,000,000 of the Offered Shares, after this offering.
(3)	Our Chief Executive Officer and a Director, William A. Petty, owns all of the outstanding shares of Series A Preferred Stock. Mr. Petty will, therefore, be able to control the management and affairs of our company, as well as matters requiring the approval by our shareholders, including the election of directors, any merger, consolidation or sale of all or substantially all of our assets, and any other significant corporate transaction (see Note 4).
(4)	The shares of Series A Preferred Stock have the following voting rights: each share of Series A Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of our shareholders. In addition the Series A Preferred Stock has the following conversion rights: at any time, the then-holder(s) of the Series A Preferred Stock, as a group, have the right to convert the Series A Preferred Stock into a total of 10 billion shares of our common stock. (See “Dilution—Ownership Dilution”).

Series A Preferred Stock

Currently, there are 100,000,000 shares of our Series A Preferred Stock issued and outstanding, all which are owned by our Chief Executive Officer and a Director, William A. Petty, who, through his ownership thereof, controls all corporate matters of our company.

The Series A Preferred Stock has the following voting rights: each share of Series A Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of our shareholders. Mr. Petty, as the owner of 100% of the outstanding shares of the Series A Preferred Stock, will, therefore, be able to control the management and affairs of our company, as well as matters requiring the approval by our shareholders, including the election of directors, any merger, consolidation or sale of all or substantially all of our assets, and any other significant corporate transaction. (See “Risk Factors—Risks Related to a Purchase of the Offered Shares” and “Description of Securities—Series A Preferred Stock”).

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Employment Agreements

We have entered into an employment agreement with our Chief Executive Officer, William A. Petty, with a term of five years. Pursuant to his employment agreement, Mr. Petty has agreed to devote a substantial portion of his business and professional time and efforts to our business. The employment agreement provides that Mr. Petty shall receive a salary determined by the Board of Directors commensurate with our company’s development. Mr. Petty may be entitled to receive, at the sole discretion of our Board of Directors or a committee thereof, bonuses based on the achievement of our business plan and achievement by him of fixed personal performance objectives. To date, no amounts have been paid to Mr. Petty under his employment agreement.

We have entered into an employment agreement with our Secretary and Treasurer, Kurt Spenkoch, with a term of five years. Pursuant to his employment agreement, Mr. Spenkoch has agreed to devote a substantial portion of his business and professional time and efforts to our business. The employment agreement provides that Mr. Spenkoch shall receive a salary determined by the Board of Directors commensurate with our company’s development. Mr. Spenkoch may be entitled to receive, at the sole discretion of our Board of Directors or a committee thereof, bonuses based on the achievement of our business plan and achievement by him of fixed personal performance objectives. To date, no amounts have been paid to Mr. Spenkoch under his employment agreement.

Stock Options

Our shareholders have approved a 2019 Stock Option Plan, as previously adopted by our Board of Directors (the “Plan”). Under the Plan, our officers, directors and/or key employees and/or consultants can receive incentive stock options and non-qualified stock options to purchase shares of our Common Stock. To date, no options have been issued under the Plan.

With respect to incentive stock options, the Plan provides that the exercise price of each such option must be at least equal to 100% of the fair market value of our common stock on the date that such option is granted. The Plan requires that all such options have an expiration date not later than that date which is one day before the tenth anniversary of the date of the grant of such options (or the fifth anniversary of the date of grant in the case of 10% shareholders). However, with certain limited exceptions, in the event that the option holder ceases to be associated with our company, or engages in or is involved with any business similar to ours, such option holder's incentive options immediately terminate.

Pursuant to the provisions of the Plan, the aggregate fair market value, determined as of the date(s) of grant, for which incentive stock options are first exercisable by an option holder during any one calendar year cannot exceed $100,000.

Bonus Plan for Executive Officers

Our Board of Directors has established an annual Bonus Plan for Executive Officers (the “Bonus Plan.”) Under the Bonus Plan, a committee of the Board of Directors would set performance targets for key employees who are or may become executive officers. Such executives are eligible for a bonus only if they meet the performance standards set in advance by such committee. Aggregate bonuses may not exceed ten percent of income before taxes and bonuses may not exceed $1 million per employee. To date, no bonus has been paid under the Bonus Plan.

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Management Stock Bonus Plan

Our Board of Directors has established a Management Stock Bonus Plan (the “Management Stock Plan”) that provides that our company shall establish a reserve of shares of our common stock to be awarded to eligible salaried officers and directors. The Management Stock Bonus Plan Committee is to administer the Plan. The Board of Directors must review actions of such Committee. The Management Stock Plan awards restricted stock to key executives. During the restricted period, the owner of the stock may not transfer the stock without first offering our company the opportunity to buy back the stock at its issue price. In the first year of the restriction period, we havae the right to buy back all of the awarded stock. In the second year, we have has the right to buy back 75% of the awarded stock. After two years and until the end of the restriction period, a maximum of three years, we have the right to buy back 50% of the awarded stock. No shares have been issued under the Management Stock Plan.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors, executive officers and other key employees. The indemnification agreements and our bylaws require us to indemnify our directors to the fullest extent permitted by Nevada law. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the Securities Act), may be permitted to directors, executive officers or persons controlling us, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Review, Approval or Ratification of Transactions with Related Parties

We have adopted a related-party transactions policy under which our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our common stock, and any members of the immediate family of any of the foregoing persons are not permitted to enter into a related-party transaction with us without the consent of our audit committee. If the related party is, or is associated with, a member of our audit committee, the transaction must be reviewed and approved by another independent body of our Board of Directors, such as our governance committee. Any request for us to enter into a transaction with a related party in which the amount involved exceeds $120,000 and such party would have a direct or indirect interest must first be presented to our audit committee for review, consideration and approval. If advance approval of a related-party transaction was not feasible or was not obtained, the related-party transaction must be submitted to the audit committee as soon as reasonably practicable, at which time the audit committee shall consider whether to ratify and continue, amend and ratify, or terminate or rescind such related-party transaction. All of the transactions described above were reviewed and considered by, and were entered into with the approval of, or ratification by, our Board of Directors.

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LEGAL MATTERS

Certain legal matters with respect to the Offered Shares offered by this Offering Circular will be passed upon by Newlan Law Firm, PLLC, Flower Mound, Texas. Newlan Law Firm, PLLC owns no securities of our company.

WHERE YOU CAN FIND MORE INFORMATION

We have filed an offering statement on Form 1-A with the SEC under the Securities Act with respect to the common stock offered by this Offering Circular. This Offering Circular, which constitutes a part of the offering statement, does not contain all of the information set forth in the offering statement or the exhibits and schedules filed therewith. For further information with respect to us and our common stock, please see the offering statement and the exhibits and schedules filed with the offering statement. Statements contained in this Offering Circular regarding the contents of any contract or any other document that is filed as an exhibit to the offering statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the offering statement. The offering statement, including its exhibits and schedules, may be inspected without charge at the public reference room maintained by the SEC, located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, and copies of all or any part of the offering statement may be obtained from such offices upon the payment of the fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains an Internet website that contains all information regarding companies that file electronically with the SEC. The address of the site is www.sec.gov.

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31

Zicix Corporation

BALANCE SHEETS

As of September 30, 2021 and December 31, 2020

Unaudited

	Balance 9/30/21	Balance 12/31/20
Assets
Current Assets
Cash	$67	$77
Notes Receivable	7,760	7,760
Director Advances	85,000	85,000
Total Current Assets	92,827	92,837

Property & Equipment:
Machinery & Equipment	20,000	20,000
Office Equipment	40,000	40,000
Total Property & Equipment	60,000	60,000
Less Accumulated Depreciation	(40,174)	(35,455)
Total Property & Equipment	19,826	24,545

Other Assets:
Coupon Redemption Software	411,667	411,667
Investments	568,000	568,000
Total other assets	979,667	979,667
Less Accumulated Amortization	(94,210)	(88,420)
Net Other Assets	885,457	891,247

Total Assets	$998,110	$1,008,629

Liabilities
Current Liabilities
Accounts Payable	$76,907	$59,956
Total Current Liabilities	76,907	59,956

Long Term Debt
Loans Payable to Third Party	0	0
Loans Payable to Directors	38,254	38,254
Total Long Term Debt	38,254	38,254

Total Liabilities	115,161	98,210

Net Operating Loss CarryOver	1,083,006	1,083,006

Shareholder Equity (Deficit)
Common Stock, $0.001 par value, outstanding 681,781,004 shares, 900 million shares authorized	68,828	68,178
Preferred Stock, $.0001 par value, outstanding 100 million shares, 100 million shares authorized	1,000	1,000
Paid In Capital	1,461,698	1,461,698
Retained Earnings (Loss)	(1,731,583)	(1,703,463)
Total Shareholder Equity (Deficit)	(200,057)	(172,587)

Total Liabilities & Equity (Deficit)	$998,110	$1,008,629

See the Notes to Financial Statements

F-1

Zicix Corporation

STATEMENT OF INCOME (LOSS)

For the Nine Months ended September 30, 2021 and 2020

Unaudited

	Nine Months Ended 9/30/21	Nine Months Ended 9/30/20
Revenue	$0	$0
Operation Expense
Corporate Management	0	0
Bank Service Charges	137	166
Internet Website Fees	2,033	875
OTC Markets Fee	3,500	5,250
Professional Fees	7,154	10,125
Other	–	–
Transfer Agent Fees	4,787	5,481
Total Operating Expense	17,611	21,897

Net Operating Income (Loss)	(17,611)	(21,897)

Other Income (Expenses) Operation Expense
Depreciation	(4,719	(4,719)
Amortization	(5,790)	(11,580)
Total Other Expenses	(10,509)	(16,299)

Net Income (Loss)	$(28,120)	$38,196)

See the Notes to Financial Statements

F-2

Zicix Corporation

Consolidated Statement of Changes in Stockholders Equity (Deficit)

From December 31, 2018 to September 30, 2021

Unaudited

	Common Stock		Preferred Stock		Paid-In	Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit	Total
Balance December 31, 2018	551,365,852	$55,137	100,000,000	$1,000	$1,461,698	$(1,596,729)	$(78,894)
Issuance of Common	101,000,000	10,100	–	–	–	–	10,100
Net Loss	–	–	–	–	–	(43,283)	(43,283)
Balance December 31, 2019	652,365,852	$65,237	100,000,000	$1,000	$1,461,698	$(1,640,012)	$(112,077)

Issuance of Common	29,415,152	2,941	–	–	–	–	2,941
Net Loss	–	–	–	–	–	(63,451)	(63,451)
Balance December 31, 2020	681,781,004	$68,178	100,000,000	$1,000	$1,461,698	$(1,703,463)	$(172,587)

Issuance of Common	6,500,000	650	–	–	–	–	650
Net Loss for the Nine Months Ended September 30, 2021	–	–	–	–	–	(28,120)	(28,120)
Balance September 30, 2021	688,281,004	$68,828	100,000,000	$1,000	$1,461,698	$(1,731,583)	$(200,057)

See the Notes to Financial Statements

F-3

Zicix Corporation

Statement of Cash Flows

For the Nine Months ended September 30, 2021 and 2020

Unaudited

	Nine Months Ended 9/30/21	Nine Months Ended 9/30/20
Cash flows from operating activities
Net Profit/Loss	$(28,120)	$(38,196)
Adjustments:
Provision for doubtful accounts	–	–
Depreciation	4,719	4,719
Amortization	5,790	11,580
Options	–	–
Gain on sale of equipment	–	–
Changes in Assets & Liabilities
Accounts payable	–	–
Other assets	–	–
Inventory	–	–
Prepaid Expense	–	–
Taconic Media	–	–
Directors	–	–
Net cash used in operating activities	(17,611)	(21,897)

Net cash provided by financing activities	17,601	21,897

Net cash increase (decrease)	(10)	–

Cash at the beginning of period	77	–

Cash at the end of period	$67	$0

Interest paid during the year, net of capitalized	$0	$0

See the Notes to Financial Statements

F-4

ZICIX Corporation
Notes to Financial Statements
September 30, 2021
(Unaudited)

NOTE 1 - DESCRIPTION OF BUSINESS

The financial statements include the accounts of ZICIX Corporation (the"Company"), which was incorporated in Nevada on February 29, 1979. The company did a name change from Bederra Corporation to ZiCIX Corporation on January 24, 2011. The primary business is the development and launch of a coupon redemption app for customers to download on smartphones and other devices.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and cash equivalents

For the purpose of the statements of cash flows, all highly liquid investments with an original maturity of three months or less are considered to be cash equivalents.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include valuation of convertible notes payable and the valuation allowance of deferred tax assets.

Fair value of financial instruments and financial statements

The Company measures financial assets and liabilities in accordance with generally accepted accounting principles. The financial statements have been prepared in accordance with generally accepted accounting principles.

Revenue recognition

Revenue from sales of products and services is recognized when persuasive evidence of an arrangement exists, products have been shipped or services have been delivered to the customer. the price is fixed or determinable and collection is reasonably assured.

Stock-based compensation

The Company accounts for stock-based instruments issued to employees in accordance with ASC Topic 718. ASC Topic 718 requires companies to recognize in the statement of operations the grant-date fair value of stock options and other equity based compensation issued to employees and earned. The Company accounts for non-employee share-based awards in accordance with ASC Topic 505-50.

Fixed Assets

Fixed assets are recorded at cost, net of accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets. Repairs and maintenance are charged to expense as incurred. Expenditures for betterments and renewals are capitalized. The cost of fixed assets and the related accumulated depreciation are removed from the accounts upon retirement or disposal with any resulting gain or loss being recorded in operations.

F-5

ZICIX Corporation
Notes to Financial Statements
September 30, 2021
(Unaudited)

Intangible Assets

Intangible assets with no determinable life are initially assessed for impairment upon purchase, with subsequent assessments required annually. When there is reason to suspect that their values have been diminished or impaired, a write-down is recognized as necessary. Intangible assets with rights that expire over time are amortized over the time period that the rights exist.

Income taxes

Income Taxes - The Company accounts for income taxes using the provisions of Statement of Financial Accounting Standards ("SFAS") No. 109, Accounting for Income Taxes. Under this standard, deferred tax assets and liabilities represent the estimated tax effects of future deductible or taxable amounts attributed to differences between the financial statements carrying amounts and the tax bases of existing assets and liabilities. The standard also allows recognition of income tax benefits for loss carry-forwards, credit carry-forwards and certain temporary differences for which tax benefits have not previously been recorded. Valuation allowances are provided for uncertainties associated with deferred tax assets.

The Company adopted "Accounting for Uncertainty in Income Taxes". These standards provide detailed guidance for the financial statement recognition, measurement and disclosure of uncertain tax positions recognized in the financial statements. Tax positions must meet a "more- likely-than-not" recognition threshold. The Company had no unrecognized tax benefits. During the Quarter ended September 30, 2021 and the year ended December 31, 2020 no adjustments were recognized for uncertain tax benefits.

Net loss per share

The Company computes net earnings (loss) per share in accordance with ASC 260-10, "Earnings per Share." ASC 260-10 requires presentation of both basic and diluted earnings per share ("EPS") on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders by the weighted average number of common shares outstanding during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period. Diluted EPS excludes all dilutive potential common shares if their effect is anti-dilutive.

NOTE 3 - Property Plant & Equipment

	09/30/21	12/31/20

Machinery & Equipment	$20,000	$20,000
Office Equipment	40,000	40,000
Total PPE	60,000	60,000
Less Accumulated Depreciation	(40,174)	(35,455)
Net Property Plant & Equipment	$19,826	$24,545

NOTE 4 - Long term debt (Notes payable)

	09/30/21	12/31/20

Notes due to directors	$46,590	$38,254

All carry interest rates of 6.25%. All notes are in excess of 1 year in length.

F-6

Zicix Corporation

BALANCE SHEET

As of December 31, 2020

Unaudited

	Balance 12/31/20	Balance 12/31/19
Assets
Current Assets
Cash	$77	$–
Notes Receivable	7,760	7,760
Director Advances	85,000	85,000
Total Current Assets	92,837	92,760

Property & Equipment:
Machinery & Equipment	20,000	20,000
Office Equipment	40,000	40,000
Total Property & Equipment	60,000	60,000
Less Accumulated Depreciation	(35,455)	(29,165)
Total Property & Equipment	24,545	30,835

Other Assets:
Coupon Redemption Software	411,667	411,667
Investments	568,000	568,000
Total other assets	979,667	979,667
Less Accumulated Amortization	(88,420)	(80,700)
Net Other Assets	891,2477	898,667

Total Assets	$1,008,629	$1,022,262

Liabilities
Current Liabilities
Accounts Payable	$59,956	$23,770
Total Current Liabilities	59,956	23,770

Long Term Debt
Loans Payable to Third Party	0	0
Loans Payable to Directors	38,254	38,254
Total Long Term Debt	38,254	38,254

Total Liabilities	98,210	62,024

Net Operating Loss CarryOver	1,083,006	1,061,945

Shareholder Equity (Deficit)
Common Stock, $0.001 par value, outstanding 681,781,004 shares, 900 million shares authorized	68,178	66,607
Preferred Stock, $.0001 par value, outstanding 100 million shares, 100 million shares authorized	1,000	1,000
Paid In Capital	1,461,698	1,461,698
Retained Earnings (Loss)	(1,703,463)	(1,640,012)
Total Shareholder Equity (Deficit)	(172,587)	(101,707)

Total Liabilities & Equity (Deficit)	$1,008,629	$1,022,262

See the Notes to Financial Statements

F-7

Zicix Corporation

STATEMENT OF INCOME (LOSS)

For the Years ended December 31, 2020 and 2019

Unaudited

	Year Ended 12/31/20	Year Ended 12/31/19
Revenue	$0	$0

Operation Expense
Corporate Management	0	0
Bank Service Charges	178	168
Internet Website Fees	1,435	1,208
OTC Markets Fee	5,250	3,350
Professional Fees	–	15,000
App Programming Expense	15,000	–
Other	–	–
Transfer Agent Fees	7,308	1,827
Total Operating Expense	41,721	21,553

Net Operating Income (Loss)	(41,721)	(21,553)

Other Income (Expenses) Operation Expense
Depreciation	(6,290)	(6,290)
Amortization	(15,440)	(15,440)
Total Other Expenses	(21,730)	(21,730)

Net Income (Loss)	$(63,451)	$(43,283)

See the Notes to Financial Statements

F-8

Zicix Corporation

Consolidated Statement of Changes in Stockholders Equity (Deficit)

From December 31, 2018 to December 31, 2020

Unaudited

	Common Stock		Preferred Stock		Paid-In	Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit	Total
Balance December 31, 2018	551,365,852	$55,137	100,000,000	$1,000	$1,461,698	$(1,596,729)	$(78,894)
Issuance of Common	101,000,000	10,100	–	–	–	–	10,100
Net Loss	–	–	–	–	–	(43,283)	(43,283)
Balance December 31, 2019	652,365,852	$65,237	100,000,000	$1,000	$1,461,698	$(1,640,012)	$(112,077)

Issuance of Common	29,415,152	2,941	–	–	–	–	2,941
Net Loss	–	–	–	–	–	(63,451)	(63,451)
Balance December 31, 2020	681,781,004	$68,178	100,000,000	$1,000	$1,461,698	$(1,703,463)	$(172,587)

See the Notes to Financial Statements

F-9

Zicix Corporation

Statement of Cash Flows

For the Year ended December 31, 2020 and 2019

Unaudited

	Year Ended 12/31/20	Year Ended 12/31/19
Cash flows from operating activities
Net Profit/Loss	$(63,451)	$(43,283)
Adjustments:
Provision for doubtful accounts	–	–
Depreciation	6,290	6,290
Amortization	15,440	15,440
Options	–	–
Gain on sale of equipment	–	–
Changes in Assets & Liabilities
Accounts payable	15,000	(22,500)
Taconic Media	–	7,020
Other assets	–	–
Inventory	–	–
Prepaid Expense	–	–
Taconic Media	–	–
Directors	–	450
Net cash used in operating activities	(26,721)	(36,583)

Net cash provided by financing activities	26,798	36,077

Net cash increase (decrease)	77	(506)

Cash at the beginning of period	0	506

Cash at the end of period	$77	$0

Interest paid during the year, net of capitalized	$0	$0

See the Notes to Financial Statements

F-10

ZICIX Corporation
Notes to Financial Statements
December 31, 2020
(Unaudited)

NOTE 1 - DESCRIPTION OF BUSINESS

The financial statements include the accounts of ZICIX Corporation (the"Company"), which was incorporated in Nevada on February 29, 1979. The company did a name change from Bederra Corporation to ZiCIX Corporation on January 24, 2011. The primary business is the development and launch of a coupon redemption app for customers to download on smartphones and other devices.

NOTE 2- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and cash equivalents

For the purpose of the statements of cash flows, all highly liquid investments with an original maturity of three months or less are considered to be cash equivalents.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include valuation of convertible notes payable and the valuation allowance of deferred tax assets.

Fair value of financial instruments and financial statements

The Company measures financial assets and liabilities in accordance with generally accepted accounting principles. The financial statements have been prepared in accordance with generally accepted accounting principles.

Revenue recognition

Revenue from sales of products and services is recognized when persuasive evidence of an arrangement exists, products have been shipped or services have been delivered to the customer, the price is fixed or determinable and collection is reasonably assured.

Stock-based compensation

The Company accounts for stock-based instruments issued to employees in accordance with ASC Topic 718. ASC Topic 718 requires companies to recognize in the statement of operations the grant-date fair value of stock options and other equity based compensation issued to employees and earned. The Company accounts for non-employee share-based awards in accordance with ASC Topic 505-50.

Fixed Assets

Fixed assets are recorded at cost, net of accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets. Repairs and maintenance are charged to expense as incurred. Expenditures for betterments and renewals are capitalized. The cost of fixed assets and the related accumulated depreciation are removed from the accounts upon retirement or disposal with any resulting gain or loss being recorded in operations.

Intangible Assets

Intangible assets with no determinable life are initially assessed for impairment upon purchase, with subsequent assessments required annually. When there is mason to suspect that their values have been diminished or impaired, a write-down is recognized as necessary. Intangible assets with rights that expire over time are amortized over the time period that the rights exist.

F-11

ZICIX Corporation
Notes to Financial Statements
December 31, 2020
(Unaudited)

Income taxes

Income Taxes - The Company accounts for income taxes using the provisions of Statement of Financial Accounting Standards ("SFAS") No.109, Accounting for Income Taxes. Under this standard, deferred tax assets and liabilities represent the estimated tax effects of future deductible or taxable amounts attributed to differences between the financial statements carrying amounts and the tax bases of existing assets and liabilities. The standard also allows recognition of income tax benefits for loss carry-forwards, credit carry-forwards and certain temporary differences for which tax benefits have not previously been recorded. Valuation allowances are provided for uncertainties associated with deferred tax assets.

The Company adopted "Accounting for Uncertainty in Income —axes". These standards provide detailed guidance for the financial statement recognition, measurement and disclosure of uncertain tax positions recognized in the financial statements. Tax positions must meet a "more- likely-than-not" recognition threshold. The Company had no unrecognized tax benefits. During the Quarter ended Sept. 30, 2020 and the year ended December 31, 2019 no adjustments were recognized for uncertain tax benefits.

Net loss per share

The Company computes net earnings (loss) per share in accordance with ASC 260-10, "Earnings per Share." ASC 260-10 requires presentation of both basic and diluted earnings per share ("EPS") on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders by the weighted average number of common shares outstanding during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period. Diluted EPS excludes all dilutive potential common shares if their effect is anti-dilutive.

NOTE 3 - PROPERTY PLANT & EQUIPMENT

	12/30/20	12/31/19

Machinery & Equipment	$20,000	$20,000
Office Equipment	40,000	40,000
Total PPE	60,000	60,000
Less Accumulated Depreciation	(35,455)	(29,165)
Net Property Plant & Equipment	$24,545	$30,835

NOTE 4 - LONG TERM DEBT (NOTES PAYABLE)

	12/30/20	12/31/19

Notes due to directors	$38,254	$124,712

All carry interest rates of 6.25%. All notes are in excess of 1 year in length.

F-12

PART III – EXHIBITS

Index to Exhibits

Exhibit No.:	Description of Exhibit	Incorporated by Reference to:
2. Charter and Bylaws
2.1	Articles of Incorporation	Exhibit 2.1 to Form 1-A Offering Statement, File No. 024-11145, filed 1/28/2020
2.2	Articles of Merger	Exhibit 2.2 to Form 1-A Offering Statement, File No. 024-11145, filed 1/28/2020
2.3	Certificate of Designation	Exhibit 2.3 to Form 1-A Offering Statement, File No. 024-11145, filed 1/28/2020
2.4	Certificate of Amendment	Exhibit 2.4 to Form 1-A Offering Statement, File No. 024-11145, filed 1/28/2020
2.5	Certificate of Designation	Filed herewith
2.6	Certificate of Designation	Filed herewith
2.7	Certificate of Correction	Filed herewith
2.8	Bylaws	Filed herewith
3. Instruments defining the rights of securityholders
3.2	Statement of Unanimous Consent of Directors and Majority Shareholders	Exhibit 3.2 to Form 1-A Offering Statement, File No. 024-11145, filed 1/28/2020
4. Subscription Agreement
4.1	Subscription Agreement	Filed herewith
6. Material Agreements
6.1	Incentive Stock Option Plan	Exhibit 6.1 to Form 1-A Offering Statement, File No. 024-11145, filed 1/28/2020
6.2	Management Stock Bonus Plan	Exhibit 6.2 to Form 1-A Offering Statement, File No. 024-11145, filed 1/28/2020
6.3	Performance Bonus Plan	Exhibit 6.3 to Form 1-A Offering Statement, File No. 024-11145, filed 1/28/2020
6.4	Employment Agreement of William A. Petty	Exhibit 6.4 to Form 1-A Offering Statement, File No. 024-11145, filed 1/28/2020
6.5	Indemnification Agreement of William A. Petty	Exhibit 6.5 to Form 1-A Offering Statement, File No. 024-11145, filed 1/28/2020
6.6	Employment Agreement of Kurt Spenkoch	Exhibit 6.6 to Form 1-A Offering Statement, File No. 024-11145, filed 1/28/2020
6.7	Indemnification Agreement of Kurt Spenkoch	Exhibit 6.7 to Form 1-A Offering Statement, File No. 024-11145, filed 1/28/2020
6.8	Stock Sale and Purchase Agreement	Exhibit 6.8 to Form 1-A Offering Statement, File No. 024-11145, filed 1/28/2020
6.9	Promissory Note	Exhibit 6.9 to Form 1-A Offering Statement, File No. 024-11145, filed 1/28/2020

III-1

Exhibit No.:	Description of Exhibit	Incorporated by Reference to:
7. Plan of acquisition, reorganization, arrangement, liquidation, or succession
7.1	Plan and Agreement of Merger	Exhibit 7.1 to Form 1-A Offering Statement, File No. 024-11145, filed 1/28/2020
11. Consents
11.1	Consent of Newlan Law Firm, PLLC (see Exhibit 12.1)	Filed herewith
12. Opinion re: Legality
12.1	Opinion of Newlan Law Firm, PLLC	Filed herewith

III-2

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, State of Texas, on March 7, 2022.

ZICIX CORPORATION

By:	/s/ William A. Petty
William A. Petty
Chief Executive Officer

This Offering Statement has been signed by the following persons in the capacities and on the dates indicated.

By:	/s/ William A. Petty	March 7, 2022
William A. Petty
Chief Executive Officer, President, Chief Financial Officer (Principal Financial Officer) and Director

By:	/s/ Kurt Spenkoch	March 7, 2022
Kurt Spenkoch
Secretary, Treasurer and Director

III-3